PROMISSORY NOTE

$3,000,000	June 6, 2012

1.   Promise to pay. For value received, AMERICAN REALTY CAPITAL — RETAIL CENTERS OF AMERICA, INC. (the "Borrower"), promises to pay to CAMBR COMPANY, INC., (the "Lender"), or order, on June 5, 2013, unless extended (the "Maturity Date"), with interest as provided in this Note, the principal sum of $3,000,000 or such lesser amount as shall have been borrowed by the Borrower and remain outstanding under the Loan Agreement (as hereinafter defined). Each capitalized term used herein without definition shall have the meaning ascribed to it in the Loan Agreement.

2.   Loan Agreement. This Note evidences Indebtedness arising from a certain Loan Agreement dated as of the date of this Note (the "Loan Agreement") by and between the Lender and the Borrower. The Loan Agreement is hereby incorporated by reference into this Note as if set forth in full. As used herein, the defined term "Loan Agreement" shall include all future amendments thereto, and restatements and replacements thereof.

3.   Payments. The Borrower further promises to pay the principal amount of the Loan evidenced by this Note together with interest thereon from the date hereof until the repayment of the Loan in full, all at the rate(s), the times and place set forth in Article 2 and, if applicable, Article 8 of the Loan Agreement. Payments of both principal and interest are to be made by immediately available funds in lawful money of the United States of America. All payments made on account of this Note shall be applied in accordance with Section 2.6 and, if applicable, Section 10.11 of the Loan Agreement.

4.   Acceleration. Payment of the entire unpaid balance of principal and accrued interest evidenced by this Note is subject to acceleration under Article 8 of the Loan Agreement. Following any Event of Default, the entire unpaid balance of principal evidenced by this Note together with all accrued and unpaid interest thereon and all other amounts owing under the Loan Agreement shall, at the option of the Lender, become due and payable on demand without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

5.   Governing Law. This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

6.   Replacement of Original Note. Upon receipt of an affidavit of an officer of the Lender as to the loss, theft, destruction or mutilation of this Note and a customary indemnity agreement in favor of the Borrower, the Borrower will issue a replacement note identical to this Note.

7. Miscellaneous. This Note may not be modified, extended, or otherwise changed except by a written instrument signed by the Lender and the Borrower. This Note shall be binding upon the Borrower and its successors and permitted assigns. All remedies specified in this Note are cumulative, and no such remedies shall be considered to impair or preclude any other remedies available to the Lender by law or by agreement.

BORROWER:

AMERICAN REALTY CAPITAL — RETAIL
CENTERS OF AMERICA, INC.

By: /s/ Edward M. Weil, Jr.

Name: Edward M. Weil, Jr.

Title: President